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Exhibit 10.2
                                            Warren B. Rudman
                                            Lead Director
                                            Raytheon Board of Directors

April 23, 2003

Mr.William H.Swanson
President
Raytheon Company
141 Spring Street
Lexington, MA  02421

Dear Bill:

On behalf of the Board of Directors of Raytheon, I am pleased to confirm that at today's Board meeting, you were elected Chief Executive Officer of Raytheon Company effective July 1, 2003. The position has a bi-weekly base salary of $35,576.92 which, if annualized, equates to $925,000.

Additional elements of the compensation for this position will consist of the following:

    You will be a participant in the Results Based Incentive Plan (RBI) with an annual target incentive of 150% of annualized base salary.

    The Options Subcommittee of the Management Development and Compensation Committee has recommended and the Board of Directors has approved an award of 175,000 Raytheon Stock Options. These options will be subject to the provisions of the 2001 Raytheon Stock Option Plan. The options will vest at one-third each year, over three (3) years.

    The Options Subcommittee of the Management Development and Compensation Committee has recommended and the Board of Directors has approved an award of 130,000 restricted shares of Raytheon stock. The restrictions on this stock will lapse over a six (6) year period, with restrictions lapsing one-third at the second anniversary of the award, one-third lapsing at the fourth anniversary and the final one-third on the sixth anniversary of the award.

All other elements of your current compensation and benefits shall remain in place as previously approved by the Board and as disclosed in our proxy materials.

The Board is pleased to appoint you Chief Executive Officer of the Raytheon Company. In doing so, we acknowledge your over 30 years of dedicated service and leadership to the Company.

Sincerely,

/s/Warren B. Rudman                        /s/William H. Swanson
Warren B. Rudman                   Accepted - William H. Swanson
Lead Director
Raytheon Board of Directors